Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dakota Plains Holdings, Inc.

Wayzata, MN

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184046) of Dakota Plains Holdings, Inc. of our reports dated March 14, 2014, relating to (i) the consolidated financial statements of Dakota Plains Holdings, Inc. and subsidiaries for the fiscal years ended December 31, 2013, 2012 and 2011, (ii) the financial statements of Dakota Petroleum Transport Solutions, LLC for the fiscal years ended December 31, 2013 and 2012, and (iii) the financial statements of DPTS Marketing, LLC for the fiscal years ended December 31, 2013 and 2012, each appearing in this annual report on Form 10-K of Dakota Plains Holdings, Inc. for the fiscal year ended December 31, 2013.

/s/ BDO USA, LLP

BDO USA, LLP

Houston, Texas

March 14, 2014